Exhibit 4.1

Re:	Reset Offer of Common Stock Purchase Warrants

To Whom It May Concern:

We are pleased to offer to you the opportunity to reprice and exercise by means of cashless exercise all or any portion of the Common Stock Purchase Warrants of the Company issued April 3, 2017 (the “Existing Warrants”) currently held by you (“Holder”), pursuant to the authority reserved by us in Section 3(g) of the Existing Warrants. The Existing Warrants, and the shares underlying the Existing Warrants (“Warrant Shares”) have all been registered for sale pursuant to a registration statement on Form S-1 (File No. 333-216031), the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Warrant Agreement, dated as of April 3, 2017, by and among the Company and the Warrant Agent (the “Warrant Agreement”).

In consideration for exercising the Existing Warrants held by you (the “Warrant Exercise”), the number of which is set forth on the signature page hereto, the Company hereby offers you a reduced exercise price of the Existing Warrants to $0.26 and the right to utilize cashless exercise at a deemed market price (“A” in the cashless exercise formula) of $0.52, through and including any exercise made prior to 8:00 a.m. Eastern Time on June 30, 2017, after which time, any unexercised Existing Warrants will revert automatically to their existing terms.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder's exercise of the Existing Warrants for an aggregate number of shares of Common Stock set forth on the Holder’s signature page hereto on or before 8:00 a.m. Eastern Time on June 30, 2017.

If this Offer is accepted and this offer letter is executed on or before 8:00 a.m. on June 30, 2017, then on or before 9:30 a.m. Eastern Time on June 30, 2017, the Company shall file a Current Report on Form 8-K with the Commission disclosing the terms of this offer letter. The Company shall also file a supplement to the prospectus to the Registration Statement registering the exercise of the Existing Warrants and disclosing the terms of this offer and the reduced exercise price of the Existing Warrants on or before July 3, 2017. The Company represents that as of the date hereof, there are 8,531,577 shares of Common Stock issued and outstanding. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 business day of the date the Company receives this countersigned offer letter (or, if a Holder’s exercise would be in excess of the Beneficial Ownership Limitation, a Holder may accept this offer with respect to shares that would otherwise be in excess of the Beneficial Ownership Limitation, however, such shares in excess of the Beneficial Ownership Limitation as noted on the Holder’s signature page hereto shall be held in abeyance, and not issued to the Holder until the date the Company is notified by Holder from time to time that its ownership is less than the Beneficial Ownership Limitation, with such excess shares being issued within 2 business days following each such notification). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares). The Company hereby agrees to extend the "Lock-up Period" contained in section 3.16.1 of the underwriting agreement between the Company and Aegis Capital Corp., dated March 28, 2017, by 45 days and the Company agrees not to enter into any further amendments to the Warrants during such extended Lock-up Period. The Company further agrees not to amend or waive the Lock-Up Period without the prior written consent of the undersigned.

The Holder represents, warrants and covenants that the Holder has all right, title and interest in and to the Existing Warrants that are subject to the Warrant Exercise, free and clear of any liens, claims and encumbrances and that the Holder has all authority to accept this offer and enter into the transactions contemplated hereby.

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company at e-mail: kyle.guse@atossagenetics.com, attn.: Kyle Guse on or before 8:00 a.m. on June 30, 2017.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

ATOSSA GENETICS INC.

By:

Name: Kyle Guse

Title: CFO and General Counsel

HOLDER:

By:

Name:

Title:

Number of Existing Warrants being exercised:

Number of Warrant Shares to be delivered by June 30, 2017:

Number of Warrant Shares being held in abeyance pending notification

From Holder regarding its Beneficial Ownership Limitation: ______________________

DWAC delivery instructions: